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                                  EXHIBIT 99.4

                           MEDICUS SYSTEMS CORPORATION

                  1996 C.E.O. SPECIAL STOCK OPTION CERTIFICATE

                  (Not Qualifying as an Incentive Stock Option)


               This is to certify that the predecessor of Medicus Systems Corporation (the "Company"), a Delaware corporation and successor to the software business of Managed Care Solutions, Inc., formerly known as Medicus Systems Corporation, has on March 12, 1996, granted to Patrick C. Sommers (the "Optionee") an option to purchase 18,000 shares of its common stock, par value $.01 per share, upon the terms and conditions set forth herein.

               1. The purchase price payable upon exercise of this option, shall be $2.00 per share, subject to adjustment as provided in paragraph 6 below.

               2. The exercise of this option shall be subject to the following conditions:

                      (a) This option shall become exercisable with respect to 100% of the shares subject to this option on February 28, 1997. All or any part of the shares with respect to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

                      (b) This option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by (i) the full purchase price for the shares to be purchased either in cash or by check; and (ii) payment in full of all withholding taxes due as a result of the exercise or another arrangement satisfactory to the Company for the payment of such withholding taxes.

                      (c) At the time of any exercise of this option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his heirs, legatees or legal representative, as the case may be) as a condition upon the exercise, to deliver to the Company a written representation of present intention to purchase the shares for his own account for investment and an agreement not to distribute or sell such shares in violation of the registration provisions of applicable securities laws. If such representation and agreement are required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee upon his exercise of part or all of this option and a stop transfer order may be placed with the transfer agent.

                      (d) If at any time a disinterested committee of the Board of Directors determines, in its discretion, that the listing, registration or qualification of the shares subject to this option upon any securities exchange or under any state or federal law, or


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the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, this option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable by the disinterested committee of the Board of Directors.

               3. The term of this option is ten years, but subject to earlier expiration as provided in paragraph 5. This option is thus not exercisable to any extent after the expiration of ten years from the date of this stock option certificate, or after any earlier expiration date that may be applicable under the terms of paragraph 5.

               4. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and during the life of the Optionee it is exercisable only by him.

               5. (a) If the employment of the Optionee with the Company or any of its subsidiaries is terminated for any reason other than death, permanent disability, retirement or cause, this option, to the extent it is exercisable on the date of termination, shall expire thirty days after the later of (i) February 28, 1997, and (ii) the date of termination of employment (or upon the scheduled termination of this option, if earlier), and all rights to purchase shares pursuant thereto shall terminate at such time. Temporary absence from employment because of illness, vacation or approved leaves of absence, or transfers of employment among the Company and its parent or subsidiary corporations, shall not be considered to terminate employment or to interrupt continuous employment.

                      (b) In the event of termination of employment because of death or permanent disability (within the meaning of section 22(e)(3) of the Internal Revenue Code, as amended), this option may be exercised in full, without regard to the installments established by paragraph 2(a), by the Optionee or, if he is not living, by his heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of death or permanent disability. In the event of termination of employment because of retirement, this option may be exercised by the Optionee (or if he dies within three months after such termination, by his heirs, legatees or legal representative, as the case may be) at any time during its specified term prior to three months after the date of such termination, but only to the extent this option was exercisable at the date of such termination.

                      (c) If the Optionee is discharged for cause, this option shall expire forthwith and all rights to purchase shares under it shall terminate on the later of (i) 30 days following February 28, 1997, and (ii) the date of discharge. For this purpose, "discharge for cause" means a discharge on account of dishonesty, disloyalty or insubordination.

               6. (a) In the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this option shall be proportionately adjusted.

                                       2.

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                      (b) In case of any capital reorganization, or of any
reclassification of the common stock or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of outstanding shares of common stock) or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, the Company, or the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, shall give notice to the Optionee providing that upon exercise of this option after such capital reorganization, reclassification, consolidation, merger or sale there shall be issuable upon exercise of this option a kind and amount of shares of stock or other securities or property (which may, as an example, be a fixed amount of cash equal to the consideration paid to stockholders of the Company for shares transferred or sold by them) which the holders of the common stock (immediately prior to the time of such capital reorganization, reclassification, consolidation, merger or sale) are entitled to receive in such transaction upon exercise as in the judgment of a disinterested committee Board of Directors is required to compensate equitably for the effect of such event upon the exercise rights of the Optionee. The above provisions of this Section shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

                      (c) In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

               7. The granting of this option shall not confer upon the Optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate his employment at any time.

               8. Neither the Optionee nor his heirs, legatees, or legal representative shall have any rights of stockholders with respect to the shares subject to this option until such shares are actually issued upon exercise of this option.

               9. (a) This option is granted pursuant to a resolution of the Board of Directors of the Company, and is explicitly not granted pursuant to or under an Incentive Stock Option Plan as defined in the Internal Revenue Code. Thus this option is intended not to qualify as an "incentive stock option" under the Internal Revenue Code.

                      (b) This option shall be administered by a committee of disinterested outside members of the Board of Directors of the Company, whose interpretation of the terms and provisions of this option shall be final and conclusive.


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               This certificate is executed as of the date on which this option evidenced by it is granted as stated above.

                           MEDICUS SYSTEMS CORPORATION



                           By /s/ William W. Cowan


                           ---------------------------------------------
                           William W. Cowan
                           Vice President






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